Exhibit 10.1

AMENDMENT NO. 1 TO THE

INVESTMENT MANAGEMENT TRUST AGREEMENT

THIS AMENDMENT NO. 1 TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT (this “Amendment”) is made as of April 13, 2023, by and between LatAmGrowth SPAC, a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in that certain Investment Management Trust Agreement, dated January 24, 2022 by and between the parties hereto (the “Trust Agreement”).

WHEREAS, $132.6 million of the gross proceeds from the IPO and sale of the Private Placement Units was deposited into the Trust Account;

WHEREAS, Section 1(i) of the Trust Agreement provides that the Trustee is to liquidate the Trust Account and distribute the Property in the Trust Account only after and promptly after (x) receipt of, and only in accordance with, the terms of a Termination Letter; or (y) the date which is the later of (1) 15 months after the closing of the Offering (or up to 21 months, as may be extended by the Company if the sponsor (or its affiliates or designees), upon five days advance notice prior to the deadline, deposits into the Trust Account for the three month extension $1,300,000 or $1,495,000 if the Underwriters’ over-allotment option is exercised in full ($0.10 per share), on or prior to the deadline) and (2) such later date as may be approved by the company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association, provided a Termination Letter has not been received by the Trustee prior to such date;

WHEREAS, Section 6I of the Trust Agreement provides that Section 1(i) of the Trust Agreement may not be modified, amended or deleted without the affirmative vote of holders of sixty-five percent (65%) of the votes cast of the then outstanding ordinary shares of the Company, voting together as a single class;

WHEREAS, the Company obtained the requisite vote of the stockholders of the Company to approve this Amendment; and

WHEREAS, each of the Company and Trustee desire to amend the Trust Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.            Amendment to Section 1(i). Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

(i)	Commence liquidation of the Trust Account only after and promptly after (x) receipt of, and only in accordance with the terms of, a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer, President, Executive Vice President, Vice President, Secretary or Chairman of the board of directors of the Company (the “Board”) or other authorized officer of the Company, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest income to pay dissolution expenses), only as directed in the Termination Letter and the other documents referred to therein, or (y) upon the date which is the later of (1) 15 months after the closing of the Offering (or up to 22 months after the closing of the Offering, as may be extended by the Company if the sponsor (or its affiliates or designees), upon five days advance notice prior to the deadline, deposits into the Trust Account for each monthly extension the lesser of $150,000 or $0.0375 per public share that remains outstanding and is not redeemed in connection with the Extension Amendment per calendar month commencing on April 27, 2023 and (2) such later date as may be approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest income to pay dissolution expenses), shall be distributed to the Public Shareholders of record as of such date;

2.            Addition of Section 1(n). A new Section 1(n) shall be added as follows:

“(m)  Upon receipt of an extension letter (“Extension Letter”) substantially similar to Exhibit E hereto at least five days prior to the applicable termination date (as may be extended in accordance with Section 1(i)), signed on behalf of the Company by an executive officer, and receipt of the dollar amount specified in the Extension Letter on or prior to such termination date (if and as applicable), to follow the instructions set forth in the Extension Letter.”

3.            Amendments to Definitions.

(i) Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement. The following defined term in the Trust Agreement shall be amended and restated in their entirety:

“Trust Agreement” shall mean that certain Investment Management Trust Agreement, dated January 24, 2022, by and between LatAmGrowth SPAC and Continental Stock Transfer & Trust Company, as amended by the Amendment No. 1 to Investment Management Trust Agreement dated April 13, 2023.”; and

(ii) The term “Property” shall be deemed to include any Contribution paid to the Trust Account in accordance with the terms of the Amended and Restated Certificate of Incorporation and the Trust Agreement.

4.            Addition of Exhibit F. A new Exhibit F of the Trust Agreement is hereby added as follows:

EXHIBIT F

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Francis Wolf and Celeste Gonzalez

Re: Trust Account — Extension Letter

Dear Mr. Wolf and Ms. Gonzalez:

Pursuant to paragraphs 1(i) and 1(n) of the Investment Management Trust Agreement between LatAmGrowth SPAC (the “Company”) and Continental Stock Transfer & Trust Company (the “Trustee”), dated as of January 24, 2022, as amended by the Amendment No. 1, dated April 13, 2023 (the “Trust Agreement”), this is to advise you that the Company is extending the time available in order to consummate a Business Combination with the Target Businesses for an additional month, from , 2023 to , 2023 (the “Extension”). Capitalized words used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement. This Extension Letter shall serve as the notice required with respect to Extension prior to the applicable termination date (as may be extended in accordance with Section 1(i) of the Trust Agreement). In accordance with the terms of the Trust Agreement, we hereby authorize you to deposit the contribution in the amount of $            which is the lesser of $150,000 or $0.0375 per public share, which will be wired to you, into the Trust Account investments upon receipt.

Very truly yours,

LatAmGrowth SPAC

By:
Name:
Title:

5.1.         Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Trustee shall bind and inure to the benefit of their permitted respective successors and assigns.

5.2.         Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

5.3.            Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

5.4.            Counterparts. This Amendment may be executed in several original or facsimile counterparts, each of which shall constitute an original, and together shall constitute but one instrument.

5.5.            Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

5.6.            Entire Agreement. The Trust Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have duly executed this First Amendment to the Investment Management Trust Agreement as of the date first written above.

LatAmGrowth SPAC

By:	/s/Gerard Cremoux
Name:	Gerard Cremoux
Title:	Chief Executive Officer, Chief Financial Officer and Director

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/Francis Wolf
Name:	Francis Wolf
Title:	Vice President